EXHIBIT 5.1

LAW OFFICE OF CARL P. RANNO

CARL P. RANNO Attorney and Counselor	2733 EAST VISTA DRIVE PHOENIX, ARIZONA 85032	Telephone: 602-493-0369 Email: carlranno@cox.net

June 12, 2023

1606 Corp.

2425 E. Camelback Rd

Suite 150

Phoenix, AZ 85016

Attn: Greg Lambrecht

Re: Registration Statement, as amended on Form S-1 for 1606 Corp., a Nevada corporation

Dear Mr. Lambrecht,

I have acted as counsel to 1606 Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”). The Company is filing the Registration Statement, as amended, in connection with the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, by a certain selling stockholder of up to 4,400,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable to GHS Investments, LLC (“GHS”) pursuant to the terms of an Equity Financing Agreement (the “GHS Shares”).

This prospectus relates to the resale by the selling stockholder named herein of up to 4,400,000 shares of common stock, $.0001 par value per share, of 1606 Corp. issued pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated February 6, 2023 between the Registrant and the selling stockholder, GHS Investments LLC (“GHS”) . If issued presently, the 4,400,000 shares of common stock registered for resale by GHS would represent 9.85% of our issued and outstanding shares of common stock as of June 2, 2023.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

The Company will not receive any proceeds from the sale of the shares of its common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 80% of the trading price of our common stock during the ten (10) consecutive trading day period preceding the date on which we deliver a put notice to GHS (the “Market Price”).

GHS agreed to provide the Registrant with up to $20,000,000 over a 24-month period after the effectiveness of a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission.

The Registrant, after the effectiveness of the registration statement will, at its discretion, deliver Puts to GHS obligating GHS to purchase Registrant’s common stock based on the investment amount in each Put notice.

In rendering these opinions, I have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

As a result of and subject to the foregoing, we are of the following opinion:

Upon their issuance to GHS pursuant to the terms and conditions of the Equity Financing Agreement with GHS, the GHS  Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We have relied as to certain matters on information obtained from officers of the Company, and other sources believed by us to be responsible.

This opinion is limited to the Federal laws of the United States, and the applicable laws of the State of Nevada.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the shares of Common Stock or the agreements and instruments addressed herein, or in the Registration Statement.

Sincerely,

/s/ Carl P. Ranno
Carl P. Ranno

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